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                                                                   EXHIBIT 3.1

                           ARTICLES OF INCORPORATION

                                       of

                                   LANTRONIX

                                       I

     The name of this corporation is LANTRONIX.

                                      II

     The purpose of this corporation is to engage in any lawful act or activity for which a corporation may be organized under the General Corporation Law of California, other than the banking business, the trust company business, or the practice of a profession permitted to be incorporated by the California Corporations Code.

                                      III

     The name and address in the State of California of this corporation's initial agent for service of process is:

                                 Brad Freeburg
                             40 North Vista del Sol
                             Laguna Beach, CA 92677

                                      IV

     This corporation is authorized to issue only one class of shares of stock. The total number of shares which this corporation is authorized to issue is:
2,500,000.

                                       V

     The liability of the directors of the corporation for monetary damages shall be eliminated to the fullest extent permissible under California law.

                                      VI

     The corporation is authorized to provide indemnification of agents (as defined in Section 317 of the Corporations Code) for breach of duty to the corporation and its stockholders through bylaw provisions or through agreements with the agents, or both, in excess of the indemnification otherwise permitted by Section 317 of the Corporations Code, subject to the limits on such excess indemnification set forth in Section 204 of the Corporations Code.

Dated: June 20, 1989.


                                    /s/ Eva Collins
                                    -------------------------
                                    Eva Collins, Incorporator